Filed Pursuant to Rule 433

Registration Statement No. 333-159907

May 3, 2011

$150,000,000

Montpelier Re Holdings Ltd.

8.875% Non-Cumulative Preferred Shares, Series A

Issuer:	Montpelier Re Holdings Ltd. (“MRH”)
Securities:	8.875% Non-Cumulative Preferred Shares, Series A
Format:	SEC Registered
Size:	$150,000,000; 6,000,000 shares; $25 liquidation preference per share
Overallotment Option:	None
Ratings / Outlook*:	BB+ / Stable (S&P) / BB+ / Positive (Fitch)
Trade Date:	May 3, 2011
Settlement Date:	May 10, 2011 (T + 5)
Maturity Date:	Perpetual
Dividend:	8.875%
Divident Payments:	Non-Cumulative
Payment Dates:	Dividends, if declared, will be paid quarterly on January 15, April 15, July 15 and October 15, of each year, commencing on July 15, 2011
Day Count Convention:	30/360
Price to Public:	$25.00
Price to Issuer:	$24.36
Payment Business Days:	New York
Payment Convention:	Following; unadjusted
Optional Redemption:

The Securities are not redeemable prior to May 10, 2016 (the “Initial Call Date”), except in specified circumstances relating to certain tax or corporate events. On and after the Initial Call Date, the Securities will be redeemable at the issuer’s option, in whole or in part on any Payment Date, at a redemption price equal to the liquidation preference per Security, plus any declared and unpaid dividends

CUSIP; ISIN:	G62185114; BMG621851143
Sole Book-Running Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Credit Suisse Securities (USA) LLC BNY Mellon Capital Markets, LLC Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. ING Financial Markets LLC Macquarie Capital (USA) Inc. Barclays Capital Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus for complete details. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling toll-free at 1-800-294-1322.